Filed pursuant to Rule 433

Registration Statement Nos. 333-202913 and 333-180300-03

June 5, 2015

June 2015

Credit Suisse Structured Product Offering List

Please find the summary of the indicative terms for our June brokerage and advisory offerings below. All terms, including but not limited to coupon rate, participation rate, knock-in level, buffer amount, automatic redemption premium and fixed payment percentage, as applicable, are subject to change and will be determined on the Trade Date.* Additionally, dates listed below are expected dates, which are subject to change due to market conditions. The sales concessions listed may only represent a portion of the total underwriting discounts and fees for an offering. Capitalized terms used herein shall have the meaning given to them in the applicable offering documents. Any payment on the securities is subject to Credit Suisse’s ability to pay its obligations as they become due. Each of these summaries of the indicative terms for our June offerings is a general description of the terms of such offering. Please see the applicable offering document at the links provided below.

FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

Brokerage

6 Year SPX Absolute Return Barrier Securities
If the Final Level is equal to or greater than the Initial Level, the investor is entitled to receive a payment at maturity based on the percentage change from the Initial Level to the Final Level times an Upside Participation Rate expected to be between [115%-120%]*. If the Final Level is less than the Initial Level, and a Knock-In Event occurs, the Redemption Amount will equal the principal amount of the securities held multiplied by the sum of one plus the percentage change from the Initial Level to the Final Level. If the Final Level is less than the Initial Level, and a Knock-In Event has not occurred, the Redemption Amount will equal the principal amount of securities held multiplied by the sum of one plus the absolute value of the percentage change from the Initial Level to the Final Level.
CUSIP	Underlying(s)	Knock-In Level*	Upside Participation Rate*	Sales Concession	Preliminary Pricing Supplement	Trade Date	Settlement Date	Maturity Date
22546VEH5	S&P 500® Index	Approximately 70% of Initial Level; European Knock-In	[115-120]%	2.20%		6/19/15	6/26/15	6/28/21

6 Year SPX Digital-Plus Barrier Notes
If the Final Level of the Underlying is equal to or greater than its Initial Level, the investor is entitled to receive a payment at maturity based on the greater of the Fixed Payment Percentage that is expected to be between [45%-50%]* and the percentage change from the Initial Level to the Final Level. If the Final Level is less than the Initial Level, and a Knock-In Event occurs, the Redemption Amount will equal the principal amount of the securities held multiplied by the sum of one plus the percentage change from the Initial Level to the Final Level. If the Final Level is less than the Initial Level, and a Knock-In Event has not occurred, the Redemption Amount will be the principal amount of the securities held.
CUSIP	Underlying(s)	Knock-In Level*	Fixed Payment Percentage*	Sales Concession	Preliminary Pricing Supplement	Trade Date	Settlement Date	Maturity Date
22546VEF9	S&P 500® Index	Approximately 70% of Initial Level, European Knock-In	[45-50]%	2.20%		6/19/15	6/26/15	6/28/21

FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

6 Year SX5E Digital-Plus Barrier Notes
If the Final Level of the Underlying is equal to or greater than its Initial Level, the investor is entitled to receive a payment at maturity based on the greater of the Fixed Payment Percentage that is expected to be between [45%-50%]* and the percentage change from the Initial Level to the Final Level. If the Final Level is less than the Initial Level, and a Knock-In Event occurs, the Redemption Amount will equal the principal amount of the securities held multiplied by the sum of one plus the percentage change from the Initial Level to the Final Level. If the Final Level is less than the Initial Level, and a Knock-In Event has not occurred, the Redemption Amount will be the principal amount of the securities held.
CUSIP	Underlying(s)	Knock-In Level*	Fixed Payment Percentage*	Sales Concession	Preliminary Pricing Supplement	Trade Date	Settlement Date	Maturity Date
22546VEG7	EURO STOXX 50® Index	Approximately 60% of Initial Level, European Knock-In	[45-50]%	2.20%		6/19/15	6/26/15	6/28/21

6 Year SPX RTY Coupon Digital Barrier Notes
For each coupon period, the investor is entitled to receive a coupon expected to be 2.00%* per annum. If the Final Level of the Lowest Performing Underlying is greater than its Knock-In Level, the investor is entitled to receive a payment at maturity based on the Fixed Payment Percentage that is expected to be between [30%-35%]*. If the Final Level of the Lowest Performing Underlying is equal to or less than its Knock-In Level, the Redemption Amount will equal the principal amount of the securities held multiplied by the sum of one plus the percentage change from the Initial Level to the Final Level of the Lowest Performing Underlying.
CUSIP	Underlying(s)	Knock-In Level*	Fixed Payment Percentage*	Fixed Coupon Schedule	Sales Concession	Preliminary Pricing Supplement	Trade Date	Settlement Date	Maturity Date
22546VEC6	Lowest Performing of: S&P 500® Index and Russell 2000® Index	Approximately 70% of Initial Level, European Knock-In	[30-35]%	Quarterly coupon periods	2.20%		6/19/15	6/26/15	6/28/21

4 Year SX5E Digital-Plus Barrier Notes
If the Final Level of the Underlying is equal to or greater than its Initial Level, the investor is entitled to receive a payment at maturity based on the greater of the Fixed Payment Percentage that is expected to be between [25%-30%]* and the percentage change from the Initial Level to the Final Level. If the Final Level is less than the Initial Level, and a Knock-In Event occurs, the Redemption Amount will equal the principal amount of the securities held multiplied by the sum of one plus the percentage change from the Initial Level to the Final Level. If the Final Level is less than the Initial Level, and a Knock-In Event has not occurred, the Redemption Amount will be the principal amount of the securities held.
CUSIP	Underlying(s)	Knock-In Level*	Fixed Payment Percentage*	Sales Concession	Preliminary Pricing Supplement	Trade Date	Settlement Date	Maturity Date
22546VEJ1	EURO STOXX 50® Index	Approximately 75% of Initial Level, European Knock-In	[25-30]%	2.50%		6/25/15	6/30/15	6/28/19

FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

5 Year SPX RTY Absolute Return Barrier Securities
If the Final Level of the Lowest Performing Underlying is equal to or greater than its Initial Level, the investor is entitled to receive a payment at maturity based on the percentage change from the Initial Level to the Final Level of the Lowest Performing Underlying times an Upside Participation Rate expected to be between [120%-125%]*. If the Final Level of the Lowest Performing Underlying is less than its Initial Level and a Knock-In Event occurs, the Redemption Amount will equal the principal amount of the securities held multiplied by the sum of one plus the percentage change from the Initial Level to the Final Level of the Lowest Performing Underlying. If the Final Level of the Lowest Performing Underlying is less than its Initial Level and a Knock-In Event has not occurred, the Redemption Amount will equal the principal amount of the securities held multiplied by the sum of one plus the absolute value of the Underlying Return of the Lowest Performing Underlying.
CUSIP	Underlying(s)	Knock-In Level*	Upside Participation Rate*	Sales Concession	Preliminary Pricing Supplement	Trade Date	Settlement Date	Maturity Date
22546VE93	Lowest Performing of: S&P 500® Index and Russell 2000® Index	Approximately 65% of Initial Level; European Knock-In	[120-125]%	2.50%		6/25/15	6/30/15	6/30/20

Advisory

18 Month SPX RTY High/Low Coupon Callable Yield Notes
Subject to Early Redemption, the investor is entitled to receive a coupon expected to be 9.00%* per annum if a Knock-In Event does not occur. If a Knock-In Event occurs during any Observation Period, the coupon for the corresponding coupon period and each subsequent coupon period is expected to be 1.00%* per annum. Subject to Early Redemption, if a Knock-In Event occurs, the Redemption Amount at maturity will equal the principal amount of the securities held multiplied by the sum of one plus the lesser of the percentage change from the Initial Level to the Final Level of the Lowest Performing Underlying and zero. If a Knock-In Event does not occur, the Redemption Amount will be the principal amount of the securities held.
CUSIP	Underlying(s)	Knock-In Level*	Coupon Schedule	Sales Concession	Preliminary Pricing Supplement	Trade Date	Settlement Date	Maturity Date
22546VEB8	Lowest Performing of: S&P 500® Index and Russell 2000® Index	Expected to be between [70-75]% of Initial Level; American Knock-In	Quarterly coupon periods	0.00%		6/30/15	7/6/15	1/6/17

2 Year SPX RTY Digital-Plus Barrier Notes
If the Final Level of the Lowest Performing Underlying is equal to or greater than the Initial Level, the investor is entitled to receive a payment at maturity based on the greater of a Fixed Payment Percentage that is expected to be between [13% - 15%]* and the percentage change from the Initial Level to the Final Level of the Lowest Performing Underlying. If the Final Level of the Lowest Performing Underlying is less than its Initial Level, and a Knock-In Event occurs, the Redemption Amount will equal the principal amount of the securities held multiplied by the sum of one plus the percentage change from the Initial Level to the Final Level of the Lowest Performing Underlying. If the Final Level of the Lowest Performing Underlying is less than its Initial Level, and a Knock-In Event has not occurred, the Redemption Amount will equal the principal amount of the securities held.
CUSIP	Underlying(s)	Knock-In Level*	Fixed Payment Percentage*	Sales Concession	Preliminary Pricing Supplement	Trade Date	Settlement Date	Maturity Date

FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

22546VEN2	Lowest Performing of: S&P 500® Index and Russell 2000® Index	Approximately 75% of Initial Level; European Knock-In	[13-15]%	0.00%	6/30/15	7/6/15	7/6/17

4 Year SX5E Accelerated Barrier Notes
If the Final Level is equal to or greater than the Initial Level, the investor is entitled to receive a payment at maturity based on the percentage change from the Initial Level to the Final Level times an Upside Participation Rate expected to be 135%*. If the Final Level is less than the Initial Level, and a Knock-In Event occurs, the Redemption Amount will equal the principal amount of the securities held multiplied by the sum of one plus the percentage change from the Initial Level to the Final Level. If the Final Level is less than the Initial Level, and a Knock-In Event has not occurred, the Redemption Amount will be the principal amount of the securities held.
CUSIP	Underlying(s)	Knock-In Level*	Upside Participation Rate*	Sales Concession	Preliminary Pricing Supplement	Trade Date	Settlement Date	Maturity Date
22546VEL6	EURO STOXX 50® Index	Expected to be between [70-75]% of Initial Level; European Knock-In	135%	0.00%		6/30/15	7/6/15	7/3/19

4 Year SPX RTY Absolute Return Barrier Securities
If the Final Level of the Lowest Performing Underlying is equal to or greater than its Initial Level, the investor is entitled to receive a payment at maturity based on the percentage change from the Initial Level to the Final Level of the Lowest Performing Underlying times an Upside Participation Rate expected to be between [100%-105%]*. If the Final Level of the Lowest Performing Underlying is less than its Initial Level and a Knock-In Event occurs, the Redemption Amount will equal the principal amount of the securities held multiplied by the sum of one plus the percentage change from the Initial Level to the Final Level of the Lowest Performing Underlying. If the Final Level of the Lowest Performing Underlying is less than its Initial Level and a Knock-In Event has not occurred, the Redemption Amount will equal the principal amount of the securities held multiplied by the sum of one plus the absolute value of the Underlying Return of the Lowest Performing Underlying.
CUSIP	Underlying(s)	Knock-In Level*	Upside Participation Rate*	Sales Concession	Preliminary Pricing Supplement	Trade Date	Settlement Date	Maturity Date
22546VEM4	Lowest Performing of: S&P 500® Index and Russell 2000® Index	Approximately 60% of Initial Level; European Knock-In	[100-105]%	0.00%		6/30/15	7/6/15	7/3/19

* The actual coupon rate, participation rate, knock-in level, buffer amount, automatic redemption premium or fixed payment percentage, as applicable, to be determined on the Trade Date.

An investment in the securities involve significant risks. Investing in the securities is not equivalent to investing directly in the Underlyings. The risk considerations set forth below are only intended as summaries of some of the risks relating to an investment in the securities. Prior to investing in the securities, you should, in particular, review the “Selected Risk Considerations” section in the relevant Preliminary Pricing Supplement and the “Risk Factors” section in the relevant Product Supplement, if applicable, which set forth risks related to an investment in the securities.

•	You may receive less than the principal amount at maturity, and depending on the terms of your investment, your investment may result in a loss of up to 100% of the principal amount.

FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

•	The value of the securities and the payment of any amount due on the securities are subject to the credit risk of Credit Suisse.

•	Depending on the terms of your investment, the securities may not provide for regular fixed interest payments.

•	Depending on the terms of your investment, your investment may be subject to a cap, in which case, you may not benefit from the full appreciation of the underlying(s).

•	If the securities are subject to a potential early redemption, your opportunity to be paid interest, if applicable, over the full term of the securities might be limited.

•	If the payment on the securities is based on the performance of the lowest performing underlying, you will not benefit from the performance of any other underlying.

•	If the payment on the securities is based on the performance of the lowest performing underlying, the securities are exposed to the risk of fluctuations in the level of the underlyings to the same degree for each underlying.

•	If the securities are linked to a reference share or a reference fund, anti-dilution protection is limited.

•	Prior to maturity, costs such as concessions and hedging may affect the value of the securities.

•	Credit Suisse currently estimates that the value of the securities on the trade date will be less than the price you pay for the securities, reflecting the deduction of underwriting discounts and commissions and other costs of creating and marketing the securities.

•	The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Many factors, most of which are beyond the control of the Issuer, will influence the value of the securities and the price at which the securities may be purchased or sold in the secondary market.

•	We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the Issuer of the securities, hedging our obligations under the securities and determining the estimated value of the securities. The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any discretionary accounts without the prior written approval of the customer.

•	The securities will be affected by a number of economic, financial, political, regulatory, and judicial factors that may either offset or magnify each other.

•	As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions with respect to the equity securities comprising the underlyings.

Credit Suisse AG (“Credit Suisse”) has filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, with respect to the offerings to which this Structured Product Offering List relates. Before you invest, you should read the applicable Preliminary Pricing Supplement, the applicable Underlying Supplement, the applicable Product Supplement, the Prospectus Supplement and the Prospectus, to understand fully the terms of each offering of securities and other considerations that are important in making a decision about investing in any of the securities. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in the applicable offering will arrange to send you the applicable Preliminary Pricing Supplement, Underlying Supplement, Product Supplement, Prospectus Supplement and Prospectus if you request by calling toll-free 1-(800)-221-1035.